                                                                  EXHIBIT (5)(i)

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                             INSURANCE EXCHANGE (IE)

1. WHAT IS YOUR BENEFIT? On or after the first policy anniversary and while this rider is in force, you may exchange this policy for a new policy on the life of another person in whom you have an insurable interest. This person will be the new Insured under the new policy, if he or she is acceptable under our then current issue rules.

       You may want to consult with your tax advisor, prior to exercising the exchange option provided under this rider.

2. WHAT IS THE DATE OF EXCHANGE? The date of exchange will be the Monthly Deduction Day of this policy, which is on or next following the date on which we have received all of the following at our Home Office:

       1)     The application for the new policy, signed by you and the new
              Insured;
       2)     this policy;
       3) proof, acceptable to us, of the insurability of the person to be Insured;
       4)     proof of your insurable interest in that person;
       5)     any loan repayment, as required by Item 7 of this rider;
       6) any extra payment we may require in connection with the exchange, as required by Item 6 of this rider.

       On the date of exchange, the new policy will take effect and this policy will become void. No insurance will be provided under this policy on or after that date. If an assignment is in effect under this policy on the date of exchange, we shall require that the assignee give a written consent to the exchange.

3. WHAT TYPE OF INSURANCE WILL THE NEW POLICY PROVIDE? The new policy will provide the same type of insurance as this policy. The new policy will be the same edition, and will have the same provisions and limitations, as policies we are issuing on the date of exchange. If, on the date of exchange, we are no longer offering a policy which is similar to this policy, then the new policy will be another policy which we are then making available for these types of exchanges.

       The face amount of the new policy cannot exceed the lesser of (1) the initial face amount of this policy when it was issued, or (2) the face amount of this policy on the date of exchange. Riders may not be made a part of the new policy, unless we agree.

       The policy date of the new policy will be the date of exchange. The cost of insurance charges for the new policy will be based on the new Insured's age, sex and class of risk on the date of exchange, as well as our cost of insurance rate scale in effect at that time.

                             INSURANCE EXCHANGE (IE)
                                   (CONTINUED)

4. WHEN DO THE INCONTESTABILITY AND SUICIDE EXCLUSION PERIODS BEGIN FOR THE NEW POLICY? The periods of time described in the Incontestability or Suicide Exclusion provisions of the new policy will be measured from the date of issue of the new policy.

5. WHEN DOES THE SURRENDER CHARGE PERIOD BEGIN FOR THE NEW POLICY? The period during which the surrender charges, if any, apply under the new policy will be measured from the policy date of this policy.

6. HOW DO WE DETERMINE THE AMOUNT OF ANY REQUIRED EXTRA PAYMENT? The cash value of the new policy will be the same as the cash value of this policy on the date of exchange. However, the cash surrender value of the new policy may be different than that of this policy if different surrender charges are applicable to the new Insured. At the time the exchange is requested, we may require an extra payment to be paid no later than the date of exchange. The method we use to determine this extra payment is as follows:

       a) If the cash surrender value of the new policy will exceed the cash surrender value of this policy, then a payment equal to 103% of the difference between these two values is required.

       b) It may happen that the cash surrender value of the new policy after the exchange would be zero or less than zero. In this event, we will require a payment in an amount sufficient to keep the new policy in force for 2 months following the date of exchange.

7. WHAT HAPPENS IF THIS POLICY HAS AN UNPAID LOAN? Loans on this policy cannot be carried over to the new policy. If you have not repaid an outstanding loan before the date of exchange, the amount of the loan will be deducted from the cash value before the exchange takes place.

8. DOES THIS RIDER HAVE CASH OR LOAN VALUES? This rider does not have cash value or loan value.

9.     IS THERE A CHARGE FOR THIS RIDER? There is no charge for this rider.

10. IS THIS RIDER PART OF THE CONTRACT? This rider is made a part of the policy to which it is attached.

11. WHEN DOES THIS RIDER END? You can cancel this rider by sending us your signed notice. This rider ends at the death of the Insured or if this policy ends or is surrendered.

       This rider will also end when the right to exchange this policy for one on the life of a new Insured is exercised in accordance with the rider's provisions.

                                                       NEW YORK LIFE INSURANCE
                                                   AND ANNUITY CORPORATION


/s/ GEORGE J. TRAPP                                     /s/ FREDERICK J. SIEVERT
----------------------                                  ------------------------
         Secretary                                                 President